Exhibit 5.1

June 25, 2011

BY E-MAIL

Respect Your Universe, Inc.
5940 S. Rainbow Blvd.
Las Vegas, NV  89118

Attention:	Christopher Martens
Chief Executive Officer

Dear Sirs:

Re: Respect Your Universe, Inc. – Registration Statement on Form S-1/A

We have acted as counsel to Respect Your Universe, Inc. (the “Company”), a Nevada corporation, in connection with the preparation of a registration statement on Form S-1/A (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission in connection with the offering and sale by the Company (the “Offering”) of up to 5,882,500 shares of common stock of the Company (each a “Share”)  and up to 882,375 additional Shares (the “Over-Allotment Shares”) pursuant to an over-allotment option granted by the Company to Salman Partners, Inc. (the “Agent”), exercisable, in whole or in part, at the Agent’s discretion for the purpose of covering over-allotments, if any, for a period of 30 days following the closing date of the Offering.

In connection with this opinion, we have reviewed:

(a)	the Articles of Incorporation of the Company, as amended;

(b)	the Bylaws of the Company, as amended;

(c)	resolutions adopted by the Board of Directors of the Company pertaining to the Offering (the “Resolutions of the Board of Directors”);

(d)	the agency agreement (the “Agency Agreement”) in connection with the Offering, a copy of which is to be filed as an exhibit to the Registration Statement;

(e)	the Registration Statement;

(f)	the Prospectus (the “Prospectus”) constituting a part of the Registration Statement; and

(g)	such other corporate documents, records, papers and certificates as we have deemed necessary for the purposes of the opinion expressed herein.

www.cwilson.com

We have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified.  As to all questions of fact material to this opinion which have not been independently established, we have relied upon the statements or certificates of officers or representatives of the Company.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Shares and Over-Allotment Shares, when issued as contemplated by the Registration Statement, the Agency Agreement and the Resolutions of the Board of Directors, including receipt by the Company of full payment of the purchase price, will be duly and validly authorized and issued as fully paid and non-assessable shares in the capital of the Company.

This opinion letter is opining upon and is limited to the current federal laws of the United States and the laws of the State of Nevada, including the statutory provisions, all applicable provisions of the Nevada constitution, and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist.  We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.  We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the discussion of this opinion in the Prospectus, and to our being named in the Registration Statement.

Yours truly, /s/ Clark Wilson LLP

cc:         United States Securities and Exchange Commission